Exhibit 10.12

DATED THIS DAY                   OF

BETWEEN

DIGI TELECOMMUNICATIONS SDN. BHD.

(Company No.: 199001009711 (201283-M))

AND

GEM REWARD SDN. BHD.

(Company No.: 201701019994 (1234159-A))

PARTNERSHIP AGREEMENT

Partnership Agreement		1
Sensitivity: Internal

PARTNERSHIP AGREEMENT

This PARTNERSHIP AGREEMENT (“Agreement”) is made on the day and year stated in Section I of Schedule A

BETWEEN

(1)	DIGI TELECOMMUNICATIONS SDN. BHD. (Company No: 199001009711 (201283-M)) a company incorporated in Malaysia and having a place of business at Lot 10, Jalan Delima 1/1, Subang Hi-Tech Industrial Park, 40000 Subang Jaya, Selangor Darul Ehsan (“Digi”);

AND

(2)	The party whose details are more particularly described in Section II of Schedule A (“Partner”).

Digi and the Partner shall collectively be referred to as “Parties” and each as a “Party”.

RECITALS

A.	Digi is a licensed telecommunications company in the business of providing telecommunications services.

B.	The Partner is a e-commerce service company that offers mobile e-commerce transactions that also offer rewards for cashless transaction such as fund transfer, top-up, e-payment and others.

C.	The Partner is desirous to sell and promote Digi’s Products and Services through ZCITY phone application (as described in Section I & II of Schedule B) on a non-exclusive basis for resale in the Territory as described in Section IV of Schedule A (“Territory”).

D.	At the request of the Partner, the Parties hereby enter into this Agreement upon the terms and conditions hereinafter appearing.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Products and Territory

1.1.	Digi hereby appoints the Partner on a non-exclusive basis as its partner for the sale and promotion of the Products and Services and to perform the services as specified by Digi from time to time, in the Territory during the term of this Agreement.

1.2.	The Partner endeavors to sell and promote the Products and Services at Digi’s approved channel as listed in Section V of Schedule B (“Approved Channel”) in the Territory as may be notified by Digi from time to time.

Partnership Agreement		2
Sensitivity: Internal

2.	Digi’s Products and Services

2.1	The Partner agrees to perform the Services as specified under Section II of Schedule B at the Approved Channel. The Partner shall integrate with Digi’s application programming interface (“API”) for the purpose stated herein. The Partner shall ensure that access to the API shall only be granted to the Partner’s authorized personnel.

2.2	The Partner shall sell the Products at the retail price being the selling price by the Partner to customers, as may be determined by Digi to the Partner from time to time, (“Retail Prices”) and may be subject to change and may be notified to the Partner from time to time.

2.3	Digi shall allocate a credit pool stored in Digipay system to the Partner, based on the purchase of credit from Digi via Jompay. The terms and conditions (including the payment methods) are as specified under Schedule C. The Partner agrees that Digi may alter the order process detailed above and the payment method from time to time. Any such new order process (including the use of a particular system) shall be notified by Digi to the Partner from time to time.

2.4	Any amount paid or payable by Partner to Digi and/or any supply(ies) made by Digi to the Partner pursuant to this Agreement shall be deemed to be exclusive of Taxes. Digi is entitled to additionally charge Taxes which shall be borne and paid by the Partner. For the avoidance of doubt, “Taxes” means any applicable taxes and regulatory charges at the prevailing rate, including but not limited to value added tax, consumption tax, goods and services tax, indirect tax, Service Tax under Service Tax Act 2018, duties, fees, levies and surcharges (including any fines and penalties), by whatever name called, which may now be or which may be in the future introduced and imposed by the relevant government authorities in Malaysia.

3.	The Partner’s Obligations

Products and Services

3.1	The Partner agrees that the Products and Services provided by Digi is provided on an “as is” and “as available” basis. Digi makes no representation or warranty, express or implied that any feature of Digi’s API shall be accurate, up-to-date, error free, uninterrupted, or available at all times. The Partner acknowledges that there may be limitations and characteristics of digital and wireless networks and that data may be corrupted, diverted, delayed or lost despite security and other measures taken by Digi. The Partner agrees not to hold Digi liable for any such incidents or performance/operation failures.

3.2	The Partner agrees that Digi shall not be responsible for any error, cancellation and/or refund request made by Digi’s customers after the successful transaction made via the Approved Channel.

3.3	The Partner agrees to sell all the Products and Services as illustrated in Section I and II of Schedule B without any omission or customization to the Products and Services in the Approved Channel.

Partnership Agreement		3
Sensitivity: Internal

3.4	The Partner undertakes and agrees with Digi that it shall at all times observe and perform the covenants, terms and conditions set out in this Agreement and in particular shall:

(a)	endeavour to sell and promote the Products and Services in the Approved Channel;

(b)	follow the instructions issued by Digi in writing (which may include the form of e-mail);

(c)	promptly bring to the notice of Digi of any information received by it, which is likely to be of use or benefit or detriment to Digi in the sale and promotion of the Products and Services;

(d)	if applicable, promptly notify Digi in writing of any changes or relocation of the Approved Channel’s outlet including but not limited to updating the addresses of the Approved Channel;

(e)	promptly notify Digi about any of its Approved Channel’s outlet relocation including but not limited to updating the address(es) at least seven (7) days before the relevant Approved Channel’s outlet is relocated;

(f)	not engage in any reselling activities throughout the duration of the Agreement and/or immediately prior to such termination or expiration of the Agreement unless prior written approval of Digi is obtained;

“Reselling” shall mean the Partner selling the Products to any dealers, distributors, retailers, other digital platforms or channels that are not approved by Digi or any of Digi’s sales channels. Digi shall have the right to impose a fine (which amount shall be decided by Digi from time to time) on the Partner or terminate this Agreement if in Digi’s reasonable opinion, the Partner has engaged or engages in reselling activities.

(g)	only sell the Products using the reloading methods as listed under Section VI of Schedule B. Digi reserves the right to unilaterally amend and/or vary the reloading methods listed;

(h)	shall indemnify Digi and keep Digi indemnified against all liabilities, actions, legal proceedings, claims, demands and costs initiated by and arising against Digi as a result of, and without limitation to, negligence by the Partner’s conduct in:

(i) reselling the Products; and/or

(ii) failing to notify Digi if a new Approved Channel is appointed;

(i)	not abuse and/or infringe any intellectual property rights of Digi;

(j)	notify Digi of any problems encountered in using Digi’s API;

Partnership Agreement		4
Sensitivity: Internal

(k)	ensure that its employees, personnel or agents processes accurate and/or correct information collected from the customers for purposes of completing the sale and promotion of the Products and Services;

Guidelines and Policies

3.5	The Partner shall adhere to all other guidelines and policies (including but not limited to guidelines and policies on business conduct that Digi may have and notified to the Partner from time to time) as may be amended by Digi from time to time. Any variation, addition or deletion to any of such guidelines and policies shall take effect on such date as stipulated in the notice (at least to giving the Partner in fourteen (14) days’ notice), whereupon such variation, addition or deletion shall be binding on the Partner.

3.6	The Partner shall adhere to the guidelines, directives and policies in relation to the selling of, registration and / or activation of the Products, in particular any directions, rules and regulations as may be imposed by the Malaysian Communications and Multimedia Commission (“MCMC”) from time to time.

3.7	Adherence to the Principles and the Partner’s Monitoring Activities and Awareness Training

(a)	In consideration of the opportunity to be a be a sustainable business partner of Digi, the Partner hereby agrees to conduct its business in conformity with the Supplier Conduct Principles as set out in Schedule D (the “Principles”) and to remedy any areas of non-conformity with the Principles (“Non- conformity”) in accordance with this Agreement.

(b)	The Partner shall effectively monitor conformity with the Principles within its own organization.

(c)	The Partner shall ensure that all of its personnel are aware of the Principles and the requirements of this Agreement and are provided with appropriate training and guidelines to ensure conformity with the Principles.

3.8	Initial and Subsequent Improvement Plans

(a)	To the extent non-conformity is identified by Digi at the time of entry into this Agreement such non-conformity shall be recorded in an initial improvement plan acceptable to Digi (acting reasonably), including established milestones for the Partner to remedy the non-conformity (an “Initial Improvement Plan”), and will be included in Attachment A of Schedule D herein.

(b)	Non-conformity that is identified after the date of this Agreement by the Partner or otherwise, including as a result of Digi’s monitoring pursuant to Clause 4.3 below, shall be identified in an update to the Initial Improvement Plan (if applicable) acceptable to Digi (acting reasonably), including established milestones for the Partner to remedy the identified non-conformity (an "Improvement Plan"). Such improvement Plan shall be submitted by the Partner to Digi without undue delay and, upon acceptance by Digi, included in Attachment A of Schedule D herein.

Partnership Agreement		5
Sensitivity: Internal

(c)	The Partner shall take all steps that are necessary and appropriate to remedy any non-conformity and to implement the Initial Improvement Plan and any Improvement Plan (as applicable) and shall bear all associated costs.

3.9	Notification of Non-Conformity

(a)	Non-conformity within the Partner’s organization not recorded in the Initial Improvement Plan shall be reported by the Partner to Digi without undue delay upon its identification by the Partner.

(b)	The Partner shall ensure that its personnel can speak of any concerns regarding non-conformity, both internally and externally (including to Digi), without the risk of negative repercussions.

(c)	The Partner shall ensure that all of its personnel are aware of the Principles and the requirements of this Agreement and are provided with appropriate training and guidelines to ensure conformity with the Principles.

Prevention of Corruption

3.10	The Partner hereby agrees that in entering into this Agreement and throughout the course of this Agreement, it shall ensure that all its employees, directors, officers and agents shall:
(a)	not be involved in any conduct of Bribery in any form;
(b)	not offer, give or receive bribes or improper payments, either directly or through any Third Party;
(c)	not offer, give or receive Kickbacks, either directly or through any Third Party;
(d)	not defraud or deceive anyone or act dishonestly;
(e)	not make or offer to make any Facilitation Payment;
(f)	not offer or accept any gifts, hospitality, entertainment, donations or other benefits that may or are intended to improperly influence a decision or impair independence or judgment of Public Body or the other Party;
(g)	fully comply with all applicable anti-corruption laws, regulations and guidelines including but not limited to the Malaysian Anti-Corruption Commission Act 2009 and the Guidelines on Adequate Procedures issued pursuant to Section 17A(5) of the Malaysian Anti-Corruption Commission Act 2009 (as amended from time to time);
(h)	immediately notify or report any improper conduct that ought to be within its knowledge to Digi through the reporting channels as provided under Digi’s Whistleblowing Policy;
(i)	not commit or be implicated of any offences under the Malaysian Anti-Corruption Commission Act 2009;
(j)	keep all its employees, officers and agents informed of and ensure their continuous compliance with their obligations under this clause;

Partnership Agreement		6
Sensitivity: Internal

(k)	ensure that periodic reviews and audit checks are conducted on their business operations to ensure that anti-corruption and anti-bribery safeguards are implemented and enforced;
(l)	give full cooperation to the regulatory authorities in the event either Party is being investigated under the Malaysian Anti-Corruption Commission Act 2009; and
(m)	comply with Digi’s anti-corruption policy and its anti-corruption procedures which have been made available to the Partner.

3.11	The Partner hereby confirms that to the best of its knowledge and belief, none of its owners, directors, managers, employees, agents or other persons associated with or acting on its behalf has admitted to, been investigated for, or been convicted of, any offences under the Malaysian Anti-Corruption Commission Act 2009 or any similar legislation governing anti-corruption.

3.12	In the event Digi has reasonable grounds to suspect or determines that there has been a breach of the provisions of the ‘Prevention of Corruption’ clause herein by the Partner, such a breach shall be deemed a material breach of this Agreement and Digi shall have the right to suspend payments or to terminate this Agreement effective immediately.

3.13	The Partner shall indemnify and keep Digi indemnified against all claims, damages, liabilities, deficiencies, penalties, losses, costs, expenses (including without limitation, legal fees and disbursements on a full indemnity basis) which Digi may suffer, incur or sustain as a result of or in consequence of or in relation to any breaches of this clause and for any liability or loss suffered by Digi due to the breach of the Partner’s obligations under this clause or due to matters that ought to have been within the Partner’s knowledge.

For purposes of this Clause,

“Bribery” means an inducement or reward accepted, obtained, attempted to be obtained, solicited, given, offered, promised or received in order to improperly gain any commercial, contractual, regulatory or personal advantage or influence which includes passive and active bribery.

“Facilitation Payment” means any sums of unofficial payment made to secure, expedite or facilitate an ordinary governmental action, process or procedure to a Public Body.

“Gratification” means:

(a)	money, donation, gift, loan, fee, reward, valuable security, property or interest in property being property of any description whether movable or immovable, financial benefit, or any other similar advantage;
(b)	any office, dignity, employment, contract of employment or services, and agreement to give employment or render services in any capacity;
(c)	any payment, release, discharge or liquidation of any loan, obligation or other liability, whether in whole or in part;
(d)	any valuable consideration of any kind, any discount, commission, rebate, bonus, deduction or percentage;

Partnership Agreement		7
Sensitivity: Internal

(e)	any forbearance to demand any money or money’s worth or valuable thing;
(f)	any other service or favour of any description, including protection from any penalty or disability incurred or apprehended or from any action or proceedings of a disciplinary, civil or criminal nature, whether or not already instituted, and including the exercise or the forbearance from the exercise of any right or any official power or duty; and
(g)	any offer, undertaking or promise, whether conditional or unconditional, of any gratification within the meaning of any of the preceding paragraphs (a) to (f).

“Kickbacks” means an illicit payment made in return for facilitating a transaction, procurement of a project or furthering of a business.

“Public Body” includes the following:

(a)	the Government of Malaysia;
(b)	the Government of a State;
(c)	any local authority and any other statutory authority;
(d)	any department, service or undertaking of the Government of Malaysia, the Government of a State, or a local authority;
(e)	any society registered under subsection 7(1) of the Societies Act 1966;
(f)	any branch of a registered society established under section 12 of the Societies Act 1966;
(g)	any sports body registered under section 17 of the Sports Development Act 1997 [Act 576];
(h)	any co-operative society registered under section 7 of the Co-operative Societies Act 1993;
(i)	any trade union registered under section 12 of the Trade Unions Act 1959;
(j)	any youth society registered under section 9 of the Youth Societies and Youth Development Act 2007;
(k)	any company or subsidiary company over which or in which any public body as is referred to in paragraph (a) to (j) has controlling power or interest; or
(l)	any society, union, organization or body as the Minister responsible for the Malaysian Anti-Corruption Commission may prescribe from time to time.

“Third Party” means any individual or organisation that the Employee comes into contact with during the course of work and the running of Digi’s business, and includes business partners, actual and potential clients/customers, intermediaries, referrers of work, vendors, suppliers, contractors, sub-contractors, service providers, distributors, dealers, roaming partners, resellers, business contacts, business associates, consultants, agents or their personnel (which includes agency staff), representatives, advisers, Public Body (including their advisers, representatives and officials), politicians and political parties.

3.14	Performance and Incentives

3.14.1	At all material times, Digi shall have the absolute discretion to introduce incentives to the Partner. Where applicable, the Partner shall be informed of the incentives applicable and the relevant terms and conditions relating thereto in writing by Digi from time to time. The incentives to be given may exist in the form of cash, remuneration, reward points, gifts, incentive trips, lucky draws, prizes, or any other form of incentives which deemed appropriate by Digi. For the avoidance of doubt, this shall not be interpreted as Digi’s contractual obligation, as Digi shall have the right to amend, revise and alter the form of incentives that will be given to the Partner in writing. Any incentives paid by Digi shall be in compliance with the rules and regulations set forth in any applicable laws in Malaysia. Digi reserves its absolute rights to disqualify the Partner from its incentive’s entitlement.

Partnership Agreement		8
Sensitivity: Internal

3.14.2	Digi shall also have the absolute right and discretion to offset, contra, clawback, withhold or suspend parts or all of the incentive payment (if applicable) in circumstances arising from (a) suspected or actual fraud (whether or not performed on the part of the Partner); (b) over-payment of incentives; (c) any abuse, errors or irregularities which in Digi’s opinion is detrimental to its interest or fines or penalties imposed as a result of any such abuse, errors or irregularities; or (d) failure of the Partner in complying with any requirements, policies, framework, guidelines and/or rules or amendments thereof such as the Compliance Framework (“SOPP”) applicable to the Partner. Where relevant, the Partner shall at all times maintain a valid bank account with one of Digi’s nominated banks for purpose of receiving the payment of incentives.

3.15	Representations and Warranties

3.15.1	The Partner represents and warrants to Digi the following:

(a)	it shall comply with all applicable laws, rules and regulations;

(b)	it has the full power and authority to enter into this Agreement and that upon execution of this Agreement, this Agreement will constitute the valid and binding obligations of the Partner;

(c)	that it has not been wound-up or is in the process of being wound-up and that each of its director is not a bankrupt or is in the process of being a bankrupt; and

(d)	have obtained all the necessary business licences, permits and approvals from the relevant authorities to conduct its business and/or activities before the commencement of this Agreement and shall maintain such business licences, permits and approvals throughout the duration of this Agreement.

4.	Digi’s Rights and Obligations

Digi’s Rights

4.1	From time to time as Digi’s deems fit, to conduct audit on the Partner in relation to the sale and promotion of the Products and Services so to ensure that the Partner is in compliance with the terms as set out in this Agreement and the relevant laws, rules and / or regulations, including but not limited to any guidelines imposed by the Malaysian Communications and Multimedia Commission.

4.2	Digi may conduct an integrity due diligence and/or the necessary background checks on the Partner from time to time as Digi deems fit to ensure that the Partner is in compliance with the terms as set out in this Agreement, the relevant laws, rules and/or regulations, including but not limited to any guidelines imposed by the MCMC.

Partnership Agreement		9
Sensitivity: Internal

4.3	Digi’s Monitoring Activities

(a)	Digi and/or its authorized third party representative and/or Telenor ASA (the parent company of Digi) shall, at its sole discretion, be entitled to monitor and evaluate the Partner’s conformity with the Agreement (including the Principles as set out in Schedule D) by taking such steps as Digi may consider appropriate for such purposes, including to perform audits and undertake unannounced onsite inspections, including the conduct of interviews with freely selected personnel, at the premises of the Partner, and/or construction sites and/or other locations where work is carried out on behalf of the Partner. The Partner shall cooperate in and facilitate such monitoring by or on behalf of Digi, including by responding in a timely fashion to any request for information and/or for access to property and/or personnel.

(b)	Digi and/or its authorized third party representative and/or Telenor ASA shall not be required to give the Partner advance notice of any unannounced inspections for the purposes of paragraph (a) above, but such unannounced inspections shall be undertaken with due regard for any legitimate concerns of the Partner regarding business secrets and Digi shall enter into an appropriate confidentiality agreement if reasonably requested by the Partner.

4.4	Digi shall at its sole and absolute discretion have the right to:

(a)	review and/or amend the Commission and/or benefits conferred under this Agreement;

(b)	review, amend and/or terminate the Partner’s right to any or all systems and/or terminals, including but not limited to the DMS;

(c)	impose a penalty, withhold and stop the supply of Products and Services and/or withhold any payment payable to the Partner or set off from any amount payable to the Partner if there are one or more (as determined at Digi’s sole and absolute discretion) including but not limited to:-
(i)	fraudulent registrations and/or transactions performed on part of the Partner;
(ii)	failure to pay penalties imposed by Digi;
(iii)	failure or late payment to the Products and Services provided by Digi;
(iv)	instances of non-compliance with any of the SOPP, the terms under “Guidelines and Policies” and/or any terms set out in in this Agreement.

(d)	investigate, issue a warning letter and impose certain requirements to ensure that the Partner remedies any breach or non-compliance. Digi may impose a sanction including exercising Digi’s rights under Clause 4.4 (c) above and any other sanctions as Digi deems fit including but not limited to requiring the Partner to install a biometric reader, in the event of non-compliance of any terms and conditions contained in this Agreement. The Partner shall bear any costs incurred in relation hereto.

Partnership Agreement		10
Sensitivity: Internal

Digi’s Obligations

4.5	Digi hereby agrees with the Partner that it will during the continuance of this Agreement:

(a)	provide the Partner with the necessary assistance and support as Digi may in its discretion consider necessary to facilitate the sales and promotion of the Products and Services. Parties agree that the settlement of all costs and expenses incidental to this provision shall be mutually agreed;

(b)	supply the Partner with such amounts of point of sale materials as Digi in its absolute discretion considers reasonably sufficient with a view to the sales and promotion of the Products and Services. Digi may from time to time require the Partner to share all reasonable costs and expenses if there should be joint advertising and sales promotions; and

(c)	to promote and support a close working relationship between the customer’s service departments of both Parties.

5.	Independent Contractor

5.1	The Partner shall be considered as an independent contractor. The relationship between Digi and the Partner shall not be construed to be that of employer and employee, nor shall it constitute a partnership, joint venture or agency of any kind.

5.2	The Partner shall pay all of its expenses, including without limitation all travel expenses incurred in connection with its obligations hereunder. Digi shall not reimburse the Partner for any of those expenses.

5.3	The Partner shall have no right to enter into any contracts or commitments in the name of, or on behalf of Digi, or to bind Digi in any respect whatsoever. In addition, the Partner shall not incur any obligations for or on behalf of Digi by issuing or making any affirmations, representations, warranties or guarantees with respect to the Products and Services to any third party.

6.	Intellectual Property Rights

6.1	Either Party may use the other Party’s trademarks, trade names and service marks ("Trademarks") on a non-exclusive basis in the Territory for the duration of this Agreement and solely for display or advertising purposes in connection with the sale and promotion of the Products and Services in accordance with this Agreement.

Partnership Agreement		11
Sensitivity: Internal

6.2	Parties shall: (i) use the Trademarks in compliance with all relevant laws and regulations; and (ii) not modify any of the Trademarks in any way and not use any of the Trademarks on or in connection with any goods or services other than the Products and Services.

7.	Confidentiality

7.1	“Confidential Information” means all information of any kind, whether in printed or electronic format or orally disclosed, submitted or disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”), whether before or after the Commencement Date, for the purposes relating to this Agreement.

7.2	The Receiving Party undertake to and shall ensure and procure that its and/or its affiliate’s consultants, officers, staff, employees, agents, contractors, sub-contractors, servants and/or representatives (including their respective relatives) shall keep all information received from the Disclosing Party or disclosed to it hereunder confidential and shall not disclose such information to any other person or third party during the term of this Agreement or any time thereafter, save where:

7.2.1	such information is required for the performance of either Party’s obligations hereunder;

7.2.2	disclosure is required by law; or

7.2.3	the Disclosing Party had consented to such disclosure in writing.

Neither Party shall tamper, modify, replace, copy, duplicate, replicate or revise any confidential information supplied to it by the other Party unless the same is authorized by the Disclosing Party in writing. In no event shall any Party exercise less than a reasonable standard of care to keep confidential the confidential information. Upon termination of this Agreement, each Party shall on demand erase, permanently erase or return, destroy, caused to be destroyed or, at the other Party’s request, promptly return all such confidential information.

7.3	The confidentiality obligations shall survive the expiration or termination of this Agreement for a period of two (2) years from the date of first disclosure.

7.4	Parties shall keep the contents of this Agreement confidential in accordance with this Clause 7 and shall not disclose the contents of this Agreement except where it becomes mandatory pursuant to any laws, in which case Clause 7.2 shall apply.

8.	Term and Termination

8.1	The Parties agree that the term of this Agreement shall begin on the commencement date as stipulated in Section V of Schedule A ("Commencement Date") and shall expire on the expiry date as stated in Section VI of Schedule A. Thereafter, this Agreement shall be automatically renewed for a further period of twelve (12) months each unless terminated in accordance with this Clause 8. Any renewal shall be subject to the terms of this Agreement unless otherwise agreed by the Parties in writing. The Partner shall not be entitled to terminate this Agreement for one (1) year from the Commencement Date.

Partnership Agreement		12
Sensitivity: Internal

8.2	Each Party shall have the right at any time by giving as early as possible but in no event less than thirty (30) days’ notice in writing to the other Party to terminate this Agreement.

8.3	Each Party shall have the right at any time by giving notice in writing to the other Party to terminate this Agreement immediately if any of the following events occur:

(a)	if the Party commits a breach of any of the terms or conditions of this Agreement, if the breach is remediable and the Party fails to rectify the said breach within fourteen (14) days from the date of such notice of breach being issued by Digi;

(b)	upon the filing of a petition in bankruptcy, insolvency or reorganisation against or by the other Party, becoming subject to a composition for creditors, whether by law or agreement, or going into receivership or otherwise becoming insolvent; or

(c)	if the other Party is guilty of any conduct which in the opinion of another Party is prejudicial to the Party’s interest.

8.4	In the event of a termination pursuant to Clauses 8.3 or upon expiration of this Agreement pursuant to Clause 8.1, the Party shall not have any obligation to the defaulting Party for compensation or for damages of any kind, whether on account of prospective sales or otherwise.

8.5	Termination of this Agreement shall not affect the obligation of the Partner to pay Digi all amounts owing or to become owing as a result of selling and promoting the Products and Services on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

9.	Effect of Termination

9.1	Upon the termination of this Agreement for any cause, each Party shall promptly return to the other Party or otherwise dispose and/or remove of as the Party’s instructions of any of its materials which the other Party may have in its possession or under its control at its own cost.

9.2	Upon such termination and where relevant, either Party shall within seven (7) days of such termination settled all outstanding accounts due to the other Party.

9.3	The Partner agrees to comply with Digi’s standard operating process and procedure (as may be amended from time to time) (SOPP) and which will be made available from time to time (whether in electronic form or otherwise) in relation to the Products and Services. In the event the Partner breaches any of the SOPP, the Partner agrees that Digi will have the absolute right to suspend or terminate this Agreement.

Partnership Agreement		13
Sensitivity: Internal

10.	Limitations on Liability

10.1	Digi’s liability arising out of the sale and/or promotion of the Products and Services or their use or disposition, whether based upon warranty, contract, tort or otherwise, shall not exceed the Transaction Amount (as defined in Schedule C) paid by the Partner for the Products and Services.

10.2	In no event shall either Party be liable to the other Party or any other person or entity for special, incidental or consequential damages (including but not limited to, loss of profits, loss of data or loss of use) arising out of the sale and/or promotion of the Products and Services. Nothing in this Agreement shall exclude or limit either Party’s liability under Clause 11 of this Agreement, for death or personal injury from the negligence of either Party or their servants, agents or employees; fraud or fraudulent misrepresentation; violation of either party’s intellectual property rights by the other Party; gross negligence or willful misconduct; breach of confidentiality obligations and breach of personal data protection.

11.	Indemnification

11.1	The Partner hereby irrevocably agrees and undertakes to hold harmless and keep Digi fully indemnified against all claims, demands, losses, damages, actions, suits, proceedings, costs, expenses including legal fees as between solicitor and client (on a full indemnity basis) made against, incurred or sustained by Digi arising from or in connection with any acts or omissions or failure to perform any of the terms and conditions under this Agreement including but not limited to any negligence or willful misconduct on the part of the Partner, its affiliates and/or its employees, agents, representatives, contractors or subcontractors, and / or any dealers as may be recruited by the Partner from time to time (“Partner’s Representatives”) including breach of intellectual property belonging to Digi.

11.2	The Partner shall hold harmless and keep Digi fully indemnified against all fines and/or penalties as may be imposed by the relevant authority and incurred by Digi due to any act of fraud, misconduct and/or breach of any relevant statutory obligations committed by the Partner during the term of this Agreement.

11.3	For the avoidance of doubt, Digi reserves the right to withhold, contra and/or set-off all monies including the Commission due to the Partner, against all or any amount including but not limited to indemnities, costs, damages, expenses and/or such sums for which the Partner is liable to Digi and that remains outstanding to Digi as determined by Digi in its absolute discretion.

Partnership Agreement		14
Sensitivity: Internal

12.	Notice

12.1	Any notice or other communication including, but not limited to a request, demand, consent or approval to or by a Party to this Agreement:

(a)	must be in legible writing and in English and sent to the address as shown below or to such other address as either Party may notify to the other Party in writing:

(i)	If to Digi, to the address and contact details as provided in Section VII of Schedule A.
(ii)	If to Partner, to the address and contact details as provided in Section II of Schedule A.

(b)	is deemed to be given by the sender and received by the addressee:

(i)	if by delivery in person, when delivered to the addressee;
(ii)	if by post, four (4) Business Days after posting if sent by pre-paid registered mail;
(iii)	if sent by courier, two (2) Business Days after dispatch; or
(iv)	if by email, when it is successfully delivered to the intended recipient.

13.	Miscellaneous

13.1	Time. Time wherever mentioned shall be of the essence in this Agreement.

13.2	Entire agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements or understandings, oral or written. Except as otherwise provided herein, no modifications of this Agreement shall have any effect unless it is in writing and signed by both Parties.

13.3	Assignment. Except as otherwise provided herein, neither Party may assign or otherwise transfer this Agreement or any of its rights and obligations hereunder to any third party without the prior written consent of the other Party, provided that the Partner's consent shall not be required with respect to any assignment or transfer by Digi to another division of Digi or to any affiliate of Digi or any division of such affiliate.

13.4	Successors-in-title. This Agreement shall be binding upon the respective successors-in-title, heirs, personal representatives and assigns of the Parties hereto.

13.5	Costs. Unless expressly agreed otherwise in writing, each Party is responsible for its own costs and expenses in relation to the negotiation, execution and performance of this Agreement and the documentation required to effect the arrangement contained in this Agreement. Stamp duty in relation to this Agreement shall be borne by the Partner.

13.6	Severability. Any terms or provisions of this Agreement which is held invalid, or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions in this Agreement which shall remain in full force and effect.

13.7	Further Acts. Parties hereby agree to do, execute and perform such further acts, deeds, documents and things as another Party may require effectively and to ensure smooth performance of this Agreement.

13.8	Waiver. No waiver by either Party of any right or of a breach of any provision of this Agreement shall constitute a waiver of any other right or breach of any other provision except by an instrument in writing signed by a duly authorised officer or representative of such Party, nor shall it be deemed to be a general waiver of such right or provision or to sanction any subsequent breach thereof.

Partnership Agreement		15
Sensitivity: Internal

13.9	Governing law and jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Malaysia and the Parties shall submit to the exclusive jurisdiction of the Malaysian courts.

13.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11	Amendment or Variation. No amendment or variation of this Agreement shall bind either Party unless such amendment or variation is agreed to in writing and signed by a duly authorised representative of each Party

13.13	Set-off. Digi may at its sole and absolute discretion set off any amount (including Taxes) owing to Digi by the Partner against any amount payable by Digi to the Partner upon Digi giving a written notice to the Partner.

13.14	Personal Data Protection

The Partner shall comply with the terms and conditions in relation to personal data protection set out in Schedule E.

13.15	Force Majeure. Save for the payment obligations pursuant to this Agreement, neither Party shall be liable to the other Party for any failure to fulfil any terms of this Agreement if such fulfilment is delayed, hindered or prevented by any occurrence or circumstances beyond the reasonable control of the Parties and resulting in or causing a total or partial failure by any Party in the fulfilment of any of its obligations under this Agreement and which by the exercise of reasonable efforts to mitigate the effects of the Force Majeure Event, the Party concerned is unable to prevent or overcome, including but not limited to acts of God, pandemic, epidemic, explosion, flood, tsunami, lightning, tempest, fire or accident, war, hostilities, invasion, act of foreign enemies, rebellion, revolution, insurrection, military or usurped power or civil war, riot, civil commotion or disorder, changes in acts, restrictions, regulations, by-laws, refusal to grant any licence or permission, sanctions, prohibitions or measures of any kind on the part of any governmental authority; or any failure, default, delay in performance, or any act or omission of any nature whatsoever beyond the control of either Party.

14.	Definitions and Interpretations

14.1	Definitions

In this Agreement, each of the following expressions has, unless the context otherwise requires, the meaning assigned to it as follows:

“Approved Channel(s)”	has the meaning as described in Clause 1.2.

Partnership Agreement		16
Sensitivity: Internal

“Business Day”	means any working day excluding Saturdays, Sundays and public holidays in Selangor, Malaysia.

“Commencement Date”	has the meaning as described in Clause 8.1.

“Confidential Information”	has the meaning as described in Clause 7.1.

“Credit Pool”	means the credit pool made available by Digi containing the Credit Limit redeemed by the Partner in advance after which the Partner shall pay Digi for the utilised credit amount.

“Credit Limit”	means the credit limit of which Digi makes available to the Partner for purchase.

“Flexi Credit”	means the credits available to perform reloads or bill payment via Digi Flexi e-load system.

“flexi e-load”	means a customer will key in the mobile number and the reload amount in the Approved Channel and it will automatically reload to the respective mobile number.

“Flexi wallet”	means the account maintained by Partner for the purpose of paying for the Products that are sold to the Partner which is pre-funded by the Partner for the first month which will then be topped up by the Partner according to the number of Products sold by the Partner to the Customers.

“Indemnitees”	has the meaning as described in Clause 11.1.

“Internet Reload”	means the prepaid internet reload.

“Prepaid Airtime”	means talk time allocated on a telephone network which has been paid in advance by the customer when they purchase the prepaid reload(s).

“Territory”	has the meaning as described in Recital C.

“Trademarks”	has the meaning as described in Clause 6.1.

14.2	Interpretations

(a)	Words and expressions denoting the singular number only shall include the plural number and vice versa.

Partnership Agreement		17
Sensitivity: Internal

(b)	Words referring to a person shall include any body of persons, whether incorporated or unincorporated.

(c)	Reference to any statute shall be a reference to that statute as amended or re-enacted from time to time.

(d)	References to clauses and schedules shall unless otherwise expressly provided be references to clauses and schedules in this Agreement.

(e)	The Schedules and Recitals herein shall be read with and form an integral part of this Agreement.

(f)	Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

(g)	Reference to this “Agreement” or any other agreement or instrument herein shall be construed to include this Agreement or such agreement or instrument as amended, supplemented, novated and/or replaced from time to time.

(h)	No rule of construction and/or interpretation applies to the disadvantage and/or detriment of the Party having control and/or being responsible for the preparation of this Agreement.

[The remainder of this page is intentionally left blank]

Partnership Agreement		18
Sensitivity: Internal

IN WITNESS WHEREOF the Parties hereto have hereunto set their hands the day and year first stated above.

Signed by	)
)
)
for and on behalf of	)
DIGI TELECOMMUNICATIONS	)
SDN. BHD.	)
in the presence of :	)	/s/ Cheng Weng Hong
		Name	: Cheng Weng Hong
		Designation	: Chief Sales Officer

/s/ Tracy Ong Sock Hoon
Name	: Tracy Ong Sock Hoon
Designation	: Head of Channel Distribution

Signed by	)
)
)
for and on behalf of the	)
GEM REWARDS	)
SDN. BHD.	)
in the presence of :	)	/s/ Teo Chong Chan
		Name	: Teo Chong Chan
		Designation	: Chief Executive Director

/s/ Mandy Wong
Name	: Mandy Wong
Designation	: Project Manager

Partnership Agreement		19
Sensitivity: Internal

SCHEDULE A

Section	Item	Particulars
I	The day and year of this Agreement	16th December 2021
II	Direct Partner’s Particulars	Company Name	GEM REWARD SDN. BHD.
		Company No	201701019994 (1234159-A))
		Business Address	No.45, Jalan USJ 21/10, USJ 21, 47640 Subang Jaya, Selangor.
		Attention	Teo Chong Chan
		Telephone No.	+60 10-269 8977
		Facsimile No.	-
		Email	sam.teo@gemreward.club
III	Type of Business Vehicle	☐Sole Proprietor ☐Partnership ¢Private Limited Company
IV	Territory	Malaysia
V	Commencement Date	16th December 2021
VI	Expiry Date
VII	Digi Particulars	Company Name	Digi Telecommunications Sdn. Bhd.
		Company No	199001009711 (201283-M)
		Business Address	Lot 10, Jalan Delima 1/1, Subang Hi-Tech Industrial Park, 40000 Subang Jaya, Selangor
		Attention	Cheng Weng Hong
		Telephone No.	03-57211800
		Facsimile No.	-
		Email	whcheng@digi.com.my

Partnership Agreement		20
Sensitivity: Internal

SCHEDULE B

PRODUCTS AND SERVICES

Section	Item	Particulars
I	Product(s)	Any prepaid products introduced by Digi including: (a) Digi Prepaid reloads (Prepaid Airtime) via flexi e-load (b) Digi internet reloads via flexi e-load (Internet Reloads)
II	Service(s)	Bill payment services to Digi’s postpaid subscribers.
III	Commission for the Products and Services to the Partner

Products

(a)   Prepaid reloads: 2.5% of the Retail Price (inclusive of Taxes, where applicable)

(b)   Internet Reloads: 2.5% of the Retail Price (inclusive of Taxes, where applicable)

Services

(c)   Bill payment services for Digi’s postpaid subscribers: 0.5% from amount transacted by the user for the bill payment via the Approved Channel (inclusive of Taxes, where applicable).

IV	Approved Channel(s)	ZCITY
V	Prepaid Reloading Method	Direct reload to the customer’s mobile via the Partner’s ZCITY mobile application

[The remainder of this page is intentionally left blank]

Partnership Agreement		21
Sensitivity: Internal

SCHEDULE C

CREDIT POOL AND PAYMENT

1.	Partner to pre-purchase a credit pool minus the Commission.

2.	Each transaction amount for each Products and/or Services will be drawn from the Credit Pool via the API gateway connected to Digi’s system.

3.	Digi will send the following to the Partner:
a.	The invoice upon payment cleared in Digi’s bank
b.	Daily detailed transaction report

4.	If there are any disputes on payments, Digi reserves the right to withhold any top-up of the Credit Limit in the Credit Pool until such dispute(s) are resolved.

Partnership Agreement		22
Sensitivity: Internal

SCHEDULE D

SUPPLIER CONDUCT PRINCIPLES

1	CHILD LABOUR

The Partner shall not employ or use child labour.

A child means any person under 18 years of age, unless national laws and regulations stipulate a higher mandatory school leaving or minimum working age, in which case the higher age shall apply. "Child labour" means any work by a child, unless it is considered acceptable under the International Labour Organization's Minimum Age Convention 1973 (No. 138).

The Partner shall ensure that no child or any other person under the age of 18 performs any hazardous work, or work that is inconsistent with such person's personal development. In these Principles ‘hazardous work’ means, but is not limited to, work which exposes the child or other person under the age of 18 to physical, psychological or sexual abuse; work underground, under water, at dangerous heights, in confined spaces; work with dangerous machinery, equipment and tools, or which involves the handling or transport of heavy loads; work in an unhealthy environment (including exposure to hazardous substances, agents or processes, temperatures, noise levels or vibrations potentially damaging to health); work under particularly difficult conditions such as work for long hours or at night or where the child or other person under the age of 18 is unreasonably confined to the premises of the Partner.

If the Partner discovers a child employed, or that any child labour is used, by or on its behalf, the Partner shall take appropriate steps to address the situation immediately and the best interests of the child shall be the primary consideration.

The Partner shall at all times have a written policy that clearly states the minimum age for workers, and other requirements of this Principle and the Partner shall ensure the policy's effective implementation within its organisation. In particular, the Partner shall establish and implement appropriate systems to ensure that the Partner shall not employ or use child labour as set out in these Principles.

2	HEALTH AND SAFETY

The Partner shall promote the good health of workers, and shall provide and maintain a safe and secure working environment in accordance with applicable national laws and internationally recognised standards.

Hazards shall be identified, risk assessed, mitigated and monitored and the necessary precautionary measures taken to prevent accidents, occupational diseases and foreseeable emergency situations. The Partner shall establish and implement appropriate systems for recording, investigating and implementing learning points from accidents and emergency situations.

The Partner shall develop and implement a training programme designed to ensure that workers are adequately educated on health and safety issues. This shall include the nomination and training of workers at an appropriate level with responsibility for discharging the Partner's health and safety obligations.

Partnership Agreement		23
Sensitivity: Internal

The Partner shall secure that, where it provides accommodation, it shall be clean, safe and meet the basic needs of the workers and, where appropriate, their families.

3	PRIVACY, FREEDOM OF EXPRESSION AND DATA PROTECTION

The Partner shall appropriately recognize and respect privacy and freedom of expression within the Partner's operations.

The Partner shall use due skill, care and diligence and implement adequate and documented security controls and take necessary precautions to protect any data against unauthorized or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure. If the Partner processes personal data the Partner shall ensure the care and awareness which is required according to laws and regulations in order to safeguard the interests of the data subjects.

4	PROHIBITED BUSINESS PRACTICES

4.1	Bribery, Corruption and Fraud

The Partner shall comply with applicable laws and regulations concerning bribery, corruption and fraud.

The Partner shall not offer, give, ask for, accept or receive any form of bribe, facilitation payment or undue or improper advantage, favour or incentive to/from any public official, international organisation or any other third party (either in private or public sector), whether directly or through an intermediary.

The Partner shall maintain an effective anti-corruption programme designed to ensure compliance with applicable anti-corruption laws and regulations. The programme shall be proportionate to the risks faced by the Partner and shall include procedures to monitor compliance and detect and address violations.

4.2	Gifts and business courtesies

The Partner shall not, directly or indirectly, offer or give gifts to the Digi's employees or representatives or anyone closely related to these, unless the gift is of modest value. Cash or cash equivalents shall not be offered or given. Hospitality, such as social events, meals or entertainments may be offered if there is a legitimate business purpose involved, and the cost is kept within reasonable limits. Travel expenses for the individual representing the Digi shall be paid by the Digi. Hospitality, expenses or gifts shall not be offered or given in situations of contract negotiation, bidding or award.

The Partner shall not, directly or indirectly, offer or give any gifts or hospitality to any third party, including public officials, in order to obtain or retain business or a business advantage for Digi.

Partnership Agreement		24
Sensitivity: Internal

4.3	Money Laundering

The Partner shall be firmly opposed to all forms of money laundering and shall only conduct business with partners involved in legitimate business activities with funds derived from legitimate sources. The Partner shall take reasonable steps to prevent and detect any illegal form of payments, and prevent its financial transactions from being used by others to launder money.

[The remainder of this page is intentionally left blank]

Partnership Agreement		25
Sensitivity: Internal

Attachment A

Improvement Plans

No.	IDENTIFIED NON-CONFORMITY	AGREED REMEDIATION	DEADLINE

[The remainder of this page is intentionally left blank]

Partnership Agreement		26
Sensitivity: Internal

SCHEDULE E

PERSONAL DATA PROTECTION

1.	“Personal Data” means the personal data and sensitive personal data as defined in the Personal Data Protection Act 2010 (“PDPA”) and relating to an identifiable individual which is collected by Digi and/or the Partner for the purposes contemplated under this Agreement.

2.	In so far as the Partner processes the Personal Data under this Agreement, the Partner undertakes and warrants as follows:

2.1	the Partner shall be deemed as Digi’s Data Processor (as defined in the PDPA) and acknowledges Digi as the Data User (as defined in the PDPA);

2.2	without prejudice to the Partner’s obligations under the PDPA, the Partner shall only process the Personal Data in accordance with the instructions of Digi in accordance with this Agreement, or as required by any law and/ or regulations in force;

2.3	the Partner has obtained the necessary consents from the customer(s) and shall process, use, retain, disclose, and transmit such Personal Data in compliance with the PDPA;

2.4	the Partner shall not transfer, disclose, use, copy or share the Personal Data with any third party for any other reasons without Digi’s express written consent;

2.5	the Partner shall implement appropriate technical and organizational security measures to protect the Personal Data from any loss, misuse, modification, unauthorized access or disclosure, alteration and/or destruction;

2.6	the Partner shall not transfer the Personal Data outside of Malaysia without Digi’s express written consent;

2.7	the Partner shall return or destroy all Personal Data to Digi in the event this Agreement is terminated or if requested by Digi and provide written confirmation of the same upon Digi’s request;

2.8	the Partner shall respond promptly to Digi in order that Digi may deal adequately with all enquiries received relating to Personal Data protection;

2.9	the Partner shall promptly notify Digi, in writing, when it becomes aware or reasonably ought to have become aware of any breach of its obligations under this Agreement that results in an actual or reasonably suspected unauthorised disclosure of Personal Data, whether on the part of itself or its officers, employees, agents or sub-contractors and of steps taken to remedy the breach;

Partnership Agreement		27
Sensitivity: Internal

2.10	Digi may conduct periodic audits on the Partner (whether in the form of site visits or via questionnaires to be answered by the Partner) to ensure compliance of this Clause 2; and

2.11	the Partner shall not by its action or inaction cause Digi to be liable as a Data User under the PDPA and any guidelines issued by the Personal Data Protection Commissioner pursuant to the PDPA.

3.	From time to time, Digi may issue to the Partner warnings on certain persons or customers who may potentially have committed fraud. The Partner shall use such information in accordance with this Agreement and Digi’s instructions, and shall not disclose such information to its affiliates and/or the Partner’s representatives who do not have a need to know of such information or any third party. The Partner shall hold Digi harmless and shall indemnify Digi for any loss or damage incurred by Digi resulting from the Partner’s breach of this Schedule.

COLLECTION AND USE OF PERSONAL DATA

4.	Without prejudice to Digi’s rights under the provisions of the PDPA, the Partner hereby authorizes and provides its consents to Digi and Digi’s appointed third party service providers and/or advisors to process the Partner’s and/or its board of directors’ or if partnership firm, the partners’ information including but not limited to Personal Data, corporate information, public court records, company financial statements and any other relevant information for the following purposes:

4.1	obtaining and maintaining credit report and background report (including financial information) on the Partner, its board of directors, partners, and the associated companies of Digi’s third-party service providers. Digi shall use all information mentioned in this paragraph and any reports generated solely for the purpose of reviewing the Partner’s and its board of directors’ or partners’ financial background in considering whether credit facility or credit privileges shall be granted to the Partner. The relevant third parties includes but is not limited to financial institutions and credit agencies, and the Partner hereby consents to the said third parties disclosing such information and/or findings to Digi;

4.2	administering and managing the payment terms of the applicable transaction, including charging, billing, and collecting debts;

4.3	investigating and resolving any disputes, issues, billing queries, complaints, or other enquiries regarding the Partner’s performance, conduct and/or omission; and

4.4	maintaining and developing Digi business systems and infrastructures, including maintaining, testing, and upgrading of these systems.

Partnership Agreement		28
Sensitivity: Internal

5.	The Partner also consents for Digi to disclose the Partner’s and/or its board of directors’ or if partnership firm, the partners’ information including but not limited to Personal Data, corporate information, public court records, company financial statements and any other relevant information to the following parties:

5.1	Digi’s business partners or other parties which may consider entering into a business partnership with Digi;

5.2	agents or contractors of Digi (including debt collection agencies) for the purposes of recovering any amount due to Digi;

5.3	regulatory bodies, governmental bodies or other authorities if required or authorized to do so to discharge any regulatory function, under any law or in relation to any order or judgment of a court; and/or

5.4	advisors of Digi on a need-to-know basis for the purpose of providing advice to Digi.

[The remainder of this page is intentionally left blank]

Partnership Agreement		29
Sensitivity: Internal